Exhibit 99.1

NEWS

For Release     Immediate

Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Investor Relations, 317.817.2893



           Hacker joins Conseco as Senior Vice President and Treasurer

Carmel, Ind., January 8, 2008: Conseco, Inc. (NYSE:CNO) announced that Todd M. Hacker is joining the company, effective Jan. 10, 2008, as senior vice president and treasurer. He will report to Ed Bonach, Conseco's EVP and chief financial officer.

Mr. Hacker joins Conseco from YRC Worldwide, where he was vice president and treasurer since 2006, and also served as treasurer from 2004-2005. From 2005-2006, he was senior vice president, finance and administration, for Yellow Transportation, a YRC subsidiary. His 18-year financial career includes treasury management roles with NALCO Company, CNH Global and CNH Capital, and positions in bank lending with the Bank of Nova Scotia and Boulevard Bank.

Mr. Hacker earned a Bachelor of Science degree in finance from Indiana University, and a Masters in Business Administration from DePaul University.

"Todd adds considerable treasury experience to our ongoing transformation of Conseco," Bonach said. "He joins a solid core management group, augmented by a number of key recruits who, over the past year, have significantly strengthened Conseco's leadership teams."

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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